Exhibit 8.1

800 17th Street N.W., Suite 1100 | Washington, DC 20006 | T 202.955.3000 | F 202.955.5564 Holland & Knight LLP | www.hklaw.com

                , 2020

Board of Directors

Pacific Premier Bancorp, Inc.

17901 Von Karman Avenue, Suite 1200

Irvin, CA 92614

Ladies and Gentlemen:

We have acted as counsel for Pacific Premier Bancorp, Inc., a Delaware corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Opus Bank, a California chartered bank (“Opus Bank”), with and into Pacific Premier Bank, a California chartered bank (“Pacific Premier Bank”) and wholly owned subsidiary of the Company, as contemplated by the Agreement and Plan of Reorganization, dated as of January 31, 2020 (the “Merger Agreement”), by and among the Company, Opus Bank, and Pacific Premier Bank, as described in the joint proxy statement/prospectus which is part of the registration statement on Form S-4 filed by the Company with the U.S. Securities and Exchange Commission on or about March [•], 2020 (the “Registration Statement”) in connection with the Merger.  Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

In connection with the opinion expressed herein, we have examined the Merger Agreement, the Registration Statement, the representation letters of Opus Bank dated March [•], 2020, and of Pacific Premier Bank and the Company dated March [•], 2020, delivered to us for purposes of rendering the opinion expressed herein (the “Representation Letters”) and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. For purposes of the opinion expressed herein, we have assumed that (i) the Merger will be consummated in the manner described in the Merger Agreement and the Registration Statement, (ii) the statements concerning the Merger set forth in the Merger Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Merger, (iii) the representations made by the Company, Pacific Premier Bank and Opus Bank in each of their Representation Letters are accurate and complete and will remain accurate and complete at all times up to and including the effective time of the Merger, and (iv) any representations made in the Merger Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the management of the Company, Pacific Premier Bank, or Opus Bank, as the case may be, or similarly qualified are true, complete and correct and will remain

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true, complete and correct at all times up to and including the effective time of the Merger, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, and agreements contained in the Merger Agreement. In addition, our opinion expressed herein is based solely on the documents that we have examined, the additional information that we have obtained, and the Representation Letters.

Based upon the foregoing, it is our opinion that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the assumptions and representations described above, the above opinion is subject to the exceptions, limitations and qualifications set forth below.

(1)           The opinion expressed herein is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, and administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurances can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Further, any change in the facts and circumstances surrounding the Merger or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the validity of our opinion expressed herein.

(2)           We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

The opinion expressed herein has been rendered at your request, is solely for your benefit in connection with the Merger and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

Very truly yours,

DRAFT

Holland & Knight LLP